Exhibit (d)(2)(ii)

NEUBERGER BERMAN EQUITY FUNDS

MANAGEMENT AGREEMENT

SCHEDULE A

SERIES OF NEUBERGER BERMAN EQUITY FUNDS

Neuberger Berman Dividend Growth Fund

Neuberger Berman International Small Cap Fund

Neuberger Berman U.S. Equity Impact Fund

Date: October 13, 2024

NEUBERGER BERMAN EQUITY FUNDS

MANAGEMENT AGREEMENT

SCHEDULE B

RATE OF COMPENSATION

Compensation pursuant to Paragraph 3 of the Management Agreement shall be calculated in accordance with the following schedules:

Fund	Rate of Compensation based on each Fund’s average daily net assets

Neuberger Berman Dividend Growth Fund	0.500% of the first $1.5 billion
0.475% of the next $2.5 billion
0.450% in excess of $4 billion

Neuberger Berman International Small Cap Fund	0.850% of the first $250 million
0.825% of the next $250 million
0.800% of the next $250 million
0.775% of the next $250 million
0.750% of the next $500 million
0.725% of the next $2.5 billion
0.700% in excess of $4 billion

Neuberger Berman U.S. Equity Impact Fund	0.700%

Date: October 13, 2023